Exhibit 10.43

EXECUTION COPY

AMENDMENT NO. 1 TO CREDIT AGREEMENT

This Amendment No. 1 to Credit Agreement (this “Amendment”) is entered into as of September 15, 2006, by and among Midas International Corporation, a Delaware corporation, as borrower (the “Borrower”), the Lenders (as defined below), JPMorgan Chase Bank, N.A., as LC Issuer, Swing Line Lender and Administrative Agent (the “Agent”), National City Bank of the Midwest, as syndication agent and LaSalle Bank National Association, as documentation agent.

RECITALS

A. The Borrower, the lenders party thereto (the “Lenders”), the Agent, National City Bank of the Midwest, as syndication agent, and LaSalle Bank National Association, as documentation agent, are parry to that certain Credit Agreement dated as of October 27, 2005 (the “Credit Agreement”). Unless otherwise specified herein, capitalized terms used in this Amendment shall have the meanings ascribed to them by the Credit Agreement.

B. The Borrower has requested that the Agent and the Lenders amend the Credit Agreement.

C. The Agent and the Lenders are willing to amend the Credit Agreement on the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the mutual execution hereof and other good and valuable consideration, the parties hereto agree as follows:

1. Amendments to Credit Agreement.

(a) Article I of the Credit Agreement is hereby amended by:

(i) inserting the following defined terms in alphabetical order:

““Subordinated Indebtedness Condition” means any time that the aggregate outstanding principal balance of Subordinated Indebtedness of the Borrower and its Subsidiaries is greater than or equal to $50,000,000; provided, that for purposes of determining such outstanding principal balance, any original issue discount shall be disregarded.”

““Subordinated Indebtedness Trigger Date” means the first date after September 15, 2006 on which the Subordinated Indebtedness Condition shall exist.”;

(ii) deleting in its entirety the second proviso contained in the definition of Permitted Acquisition; and

(iii) restating the following definitions in their entirety:

““Authorized Officer” means any of the chief executive officer, chief financial officer, treasurer, any assistant treasurer and/or the controller of the Parent or the Borrower, as the context may require.”

“Consolidated Capital Expenditures” means, with reference to any period and without duplication, any expenditures of Parent and its Subsidiaries calculated on a consolidated basis for such period for any purchase or other acquisition of any asset which would be classified as a fixed or capital asset on a consolidated balance sheet of Parent and its Subsidiaries prepared in accordance with GAAP, excluding (a) the cost of assets acquired with Capitalized Lease Obligations, (b) expenditures of insurance proceeds to rebuild or replace any asset after a casualty loss, (c) leasehold improvement expenditures for which Parent or any Subsidiary is reimbursed promptly by the lessor, (d) any capitalized payroll expenses related to software development or information technology services, in an amount not to exceed $ 1,000,000 in the aggregate in any fiscal year and (e) expenditures consisting of consideration for a Permitted Acquisition.

““Revolving Credit Commitment” means, for each Lender, the obligation of such Lender to make Revolving Credit Loans to, and participate in Facility LCs and Swing Line Loans issued upon the application of, the Borrower in an aggregate amount not exceeding at any one time outstanding the amount set forth opposite its signature below, as it may be modified as a result of any assignment that has become effective pursuant to Section 12.3 or as otherwise modified from time to time pursuant to the terms hereof; provided, that on the Subordinated Indebtedness Trigger Date, if the Aggregate Revolving Credit Commitment is greater than $75,000,000, such Aggregate Revolving Credit Commitment shall be permanently reduced by the lesser of (i) $35,000,000 and (ii) the amount required to reduce the Aggregate Revolving Credit Commitment to $75,000,000 and each Lender's Revolving Credit Commitment shall be concurrently permanently reduced on a pro rata basis.”

(b) Section 2.6(c) of the Credit Agreement is hereby amended by (i) replacing the amount 130,000,000” with the text 155,000,000 (such amount, as it may be reduced as a result of the exercise by the Borrower of its option to increase the Revolving Credit Commitment under this subsection (c), the “Maximum Accordion Increase Amount”)” and by restating the first parenthetical in its entirety to read as follows: “(resulting in maximum total Revolving Credit Commitments of up to $165,000,000, as such maximum commitments may be reduced in accordance with the provisions of this Agreement) (it being understood that the Maximum Accordion Increase Amount shall not be reduced as a result of the existence of the Subordinated Indebtedness Condition)” and (ii) restating the last sentence of such section in its entirety as follows: “Any such increase of the total Revolving Credit Commitments shall be subject to receipt by the Agent from the Borrower of (i) resolutions of the board of directors of the Borrower approving such increase and (ii) such other resolutions, supplemental opinions, certificates and other documents as the Agent may reasonably request.”

(c) Section 2.8(b) of the Credit Agreement is hereby amended by restating such section in its entirety as follows:

“(b) Mandatory Prepayments/Mandatory Reduction of Revolving Credit Commitments.

The Borrower shall make mandatory prepayments of the Revolving Credit Loans in amounts equal to the following:

(i) promptly upon the receipt thereof by Parent or any of its Subsidiaries, 100% of the aggregate Net Available Proceeds realized upon any Asset Disposition permitted by the terms of this Agreement but only if such proceeds exceed $15,000,000 in the aggregate in any fiscal year (and then only to the extent of such excess, with any such amounts to be payable on the last day of each fiscal quarter of Parent, as applicable); provided, that in any event, the Borrower shall not be required to make any such prepayment at the end of any of the first three fiscal quarters of each fiscal year of Parent unless the aggregate of such excess Net Available Proceeds which has not previously been prepaid by the Borrower in such fiscal year is greater than or equal to $250,000;

(ii) promptly upon the extension of any committed loan facility to Parent or its Subsidiaries, whether or not drawn, 66 2/3% of the Net Available Proceeds thereof; provided, that the provisions of this clause (ii) shall not apply in connection with any incurrence of Subordinated Indebtedness by the Borrower or its Subsidiaries to the extent that the Aggregate Revolving Credit Commitments will otherwise be reduced in connection with such incurrence in the manner set forth in the last sentence of this Section 2.8(b); and

(iii) promptly, at any time that the Aggregate Outstanding Credit Exposure exceeds the Aggregate Revolving Credit Commitments, the amount of such excess. The Aggregate Revolving Credit Commitments shall be permanently reduced by the amount of any such required prepayment amount regardless of whether the aggregate principal amount of the Revolving Credit Loans outstanding is less than such required prepayment amount. In addition, on the Subordinated Indebtedness Trigger Date, if the Aggregate Revolving Credit Commitment is greater than $75,000,000, such Aggregate Revolving Credit Commitment shall be permanently reduced by the lesser of (i) $35,000,000 and (ii) the amount required to reduce the Aggregate Revolving Credit Commitment to $75,000,000.”

(d) Section 6.1(a) of the Credit Agreement is hereby amended by deleting clause (ii) in its entirety and renumbering clause (iii) as clause (ii).

(e) Section 6.1(b) of the Credit Agreement is hereby amended by deleting the text “its chief financial officer, controller or treasurer” and replacing it with the text “an Authorized Officer of Parent”.

(f) Sections 6.1(d) and (f) of the Credit Agreement are hereby amended by deleting the text “the chief financial officer, controller or treasurer” and replacing it with the text “an Authorized Officer”.

(g) Section 6.10 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“6.10 Dividends; Share Repurchases. Parent will not, nor will it permit any of its Subsidiaries to, declare or pay any dividends or make any distributions on its capital stock (other than dividends payable in its own capital stock) or redeem, repurchase or otherwise acquire or retire any of its capital stock at any time outstanding (or engage in any transaction which has a substantially similar effect as the foregoing), except that (a) any Wholly-Owned Subsidiary may declare and pay dividends or make distributions to the Borrower, (b) the Borrower may pay dividends to Parent to permit Parent to pay its legal, administrative and audit expenses and (c) Parent may repurchase its capital stock or pay dividends in respect of its capital stock (and Borrower may pay dividends to Parent to permit Parent to repurchase such capital stock or pay such dividends), so long as on such date of determination (i) the Pro Forma Leverage Ratio (as defined below) is less than or equal to 2.75 to 1.0 (or 3.25 to 1.00 at any time that the Subordinated Indebtedness Condition shall exist), both prior to and after giving effect to such repurchase and/or payment of dividends by Parent and (ii) no Default or Unmatured Default has occurred and is continuing or would result therefrom.

For purposes of this Section 6.10 “Pro Forma Leverage Ratio” shall mean as of any date of determination, the Leverage Ratio calculated pursuant to Section 6.24.2, with the amounts set forth in clause (a) of such definition measured as of the date of determination and the amount set forth in clause (b) of such definition determined on a pro forma basis as of the last day of the most recent fiscal quarter of Parent for which financial statements are available and giving effect to the proposed repurchase and/or payment of dividends by Parent.

(h) Section 6.14(g) of the Credit Agreement is hereby amended by deleting the proviso contained therein in its entirety.

(i) Section 6.14(h) of the Credit Agreement is hereby amended and restated in its entirety as follows:

“(h) Permitted Acquisitions made by the Borrower or any Wholly-Owned Subsidiary, so long as: (i) no Default or Unmatured Default shall have occurred and be continuing at the time of the consummation of the proposed Permitted Acquisition or immediately after giving effect thereto; (ii) the Borrower shall have given the Agent written notice of such proposed Permitted Acquisition on the earlier of (x) the date on which the Permitted Acquisition is publicly announced and (y) 10 Business Days prior to the consummation of such proposed Permitted Acquisition (or such shorter period of time as may be reasonably acceptable to the Agent), which notice shall be executed by an Authorized Officer of Borrower and shall describe in reasonable detail the principal terms and conditions of such Permitted Acquisition and shall be accompanied by calculations demonstrating that, giving effect to such proposed Permitted Acquisition and any Indebtedness incurred in connection therewith, the Borrower's Leverage Ratio is less than 2.75 to 1.00 (or 3.25 to 1.00 at any time that a

Subordinated Indebtedness Condition shall exist) (with such Leverage Ratio calculated on a pro forma basis as if the applicable Permitted Acquisition shall have occurred on the first day of the relevant testing period, with any determination of Indebtedness and EBITDA of the target company (including any adjustments thereto) to be subject to the approval of the Agent); and (iii) at the time of any such Permitted Acquisition involving the creation or acquisition of a domestic Subsidiary, or the acquisition of capital stock or other equity interests of any Person, such Person, if a domestic Subsidiary, shall have executed and delivered to the Agent a joinder to the Guaranty.”

(j) Section 6.20 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“6.20 Nature of Business: Fiscal Year. Neither Parent nor any of its Subsidiaries will (i) engage to any material extent in any business other than businesses of the type conducted by Parent and its Subsidiaries on the date of execution of the Agreement and businesses which are reasonably similar, complementary, ancillary or otherwise related thereto or (ii) change its fiscal year.”

(k) Section 6.24.2 of the Credit Agreement is hereby amended by inserting the following proviso at the end of such section:

“provided, that at any time that the Subordinated Indebtedness Condition shall exist, such ratio shall not be greater than 3.50 to 1.00.”

(1) Section 6.24 of the Credit Agreement is hereby amended by inserting the following new Section 6.24.4:

“6.24.4 Senior Leverage Ratio. At any time that the Subordinated Indebtedness Condition shall exist, the Borrower will not permit the ratio, determined as of the end of each fiscal quarter, of (a)(i) Bank Debt, plus (ii) obligations pursuant to or in respect of Letters of Credit, plus (iii) Capitalized Lease Obligations, less (iv) Subordinated Indebtedness, in each case for Parent and its Subsidiaries as of the date of determination to (b) Consolidated EBITDA for the then most recently ended 12 fiscal months, to be greater than 2.25 to 1.00.

(m) The Pricing Schedule to the Credit Agreement is hereby amended and restated in its entirety as set forth on Schedule 1 hereto.

2. Representations and Warranties of the Borrower. The Borrower represents and warrants that:

(a) The execution, delivery and performance by the Borrower of this Amendment have been duly authorized by all necessary corporate action and that this Amendment is a legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its terms, except as the enforcement thereof may be subject to (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditors' rights generally and (ii) general principles of equity (regardless of whether such enforcement is sought in a proceeding in equity or at law);

(b) Each of the representations and warranties contained in the Credit Agreement is true and correct in all material respects on and as of the date hereof as if made on the date hereof, except to the extent that any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct on and as of such earlier date; and

(c) After giving effect to this Amendment, no Default or Unmatured Default has occurred and is continuing.

3. Effective Date. This Amendment shall become effective upon satisfaction of the following conditions:

(a) Executed Amendment. Receipt by the Agent of duly executed counterparts of this Amendment from the Borrower and each Lender.

(b) Fee Letter. Receipt by the Agent of a Fee Letter executed by the Borrower and the payment by the Borrower to the Agent of the fees required to be paid to Agent as set forth therein.

(c) Upfront Fee. The Borrower shall have paid to the Agent, for the benefit of the Lenders party hereto, an upfront fee in an amount equal to 4.0 basis points on each such Lender's Commitment.

(d) Consent and Reaffirmation. The Consent and Reaffirmation of guaranty dated as of the date hereof in the form attached hereto as Exhibit A executed by each of the Guarantors.

4. Reference to and Effect Upon the Credit Agreement.

(a) The Credit Agreement and the other Loan Documents shall remain in full force and effect, and the execution, delivery and effectiveness of this Amendment shall not operate as a waiver or forbearance of any Default or Unmatured Default or any right, power or remedy of the Agent or any Lender under the Credit Agreement or any of the other Loan Documents, or constitute a consent, waiver or modification with respect to any provision of the Credit Agreement or any of the other Loan Documents, and the Borrower hereby fully ratifies and affirms each Loan Document to which it is a party.

(b) Upon the effectiveness of this Amendment, each reference in the Credit Agreement to “this Agreement,” “hereunder,” “hereof,” “herein” or words of similar import shall mean and be a reference to the Credit Agreement as amended hereby.

5. Costs and Expenses. The Borrower hereby affirms its obligations under Section 9.5.1 of the Credit Agreement to reimburse the Agent for all reasonable costs and out-of-pocket expenses paid or incurred by the Agent in connection with the preparation, negotiation, execution and delivery of this Amendment, including but not limited to the reasonable fees and expenses of attorneys for the Agent with respect thereto.

6. GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (AS OPPOSED TO CONFLICTS OF LAWS PROVISIONS) OF THE STATE OF ILLINOIS BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.

7. Headings. Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purposes.

8. Counterparts. This Amendment may be executed in any number of counterparts, each of which when so executed shall be deemed an original but all such counterparts shall constitute one and the same instrument.

[signature pages follow]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date and year fast above written.

BORROWER:

MIDAS INTERNATIONAL
CORPORATION, a Delaware corporation

/s/ William M. Guzik
By:	William M. Guzik
Its:	Senior Vice President,
Chief Financial Officer

Signature Page to First Amendment

LENDERS:

JPMORGAN CHASE BANK, N.A.
Individually, as LC Issuer, as Swing Line Lender and as Agent

/s/ Pamela S. Paradies
By:	Pamela S. Paradies
Title:	Senior Vice President

Signature Page to First Amendment

NATIONAL CITY BANK, successor by merger to
National City Bank of the Midwest, as Syndication Agent and Lender

/s/ Stephanie A. Kline
By:	Stephanie A. Kline
Title:	Vice President

Signature Page to First Amendment

LASALLE BANK NATIONAL ASSOCIATION,
as Documentation Agent and Lender

/s/ Amy R. Weidner
By:	Amy R. Weidner
Title:	FVP

Signature Page to First Amendment

HARRIS N.A., as Lender

/s/ Patrick McDonnell
By:	Patrick McDonnell
Title:	Managing Director

Signature Page to First Amendment

BANK OF AMERICA, N.A., as Lender

/s/ Jonathan M. Phillips
By:	Jonathan M. Phillips
Title:	Vice President

Signature Page to First Amendment

EXHIBIT A

CONSENT AND REAFFIRMATION

Each of the undersigned (“Guarantors”) hereby (i) acknowledges receipt of a copy of Amendment No. 1 to the Credit Agreement dated as of September 15, 2006 (the “First Amendment'); (ii) consents to the execution and delivery thereof by the Borrower; (iii) agrees to be bound thereby; (iv) affirms that nothing contained therein shall modify in any respect whatsoever its guaranty of the obligations of the Borrower to Agent and Lenders pursuant to the terms of that certain Guaranty (the “Guaranty”) dated as of October 27, 2005, as amended, restated, modified or supplemented prior to the date hereof, and (v) reaffirms that the Guaranty is and shall continue to remain in full force and effect. Although each of the Guarantors has been informed of the matters set forth herein and in the First Amendment and has acknowledged and agreed to same, such Guarantors understand that the Agent and Lenders have no obligation to inform any of the Guarantors of such matters in the future or to seek any of the Guarantors' acknowledgment or agreement to future amendments or waivers, and nothing herein shall create such a duty.

This Consent and Reaffirmation shall be governed by and construed in accordance with the laws of the State of Illinois, without reference to principles of conflicts of law.

[signature pages follow]

IN WITNESS WHEREOF, each of the undersigned has executed this Consent and Reaffirmation on and as of the date of such First Amendment.

MUFFLER CORPORATION OF AMERICA

By:

Its:

MIDAS PROPERTIES INC.

By:

Its:

MIDAS REALTY CORPORATION

By:

Its:

COSMIC HOLDINGS LLC

By:

Its:

MIDAS, INC.

By:

Its:

Signature page to First Amendment

MIDAS ILLINOIS INC.

By:
Its:

PROGRESSIVE AUTOMOTIVE SYSTEMS, INC.

By:
Its:

MIDAS INTERNATIONAL CORPORATION, a Wyoming corporation

By:
Its:

Schedule 1

PRICING SCHEDULE

APPLICABLE MARGIN	LEVEL I STATUS	LEVEL II STATUS	LEVEL III STATUS	LEVEL IV STATUS	LEVEL V STATUS	LEVEL VI STATUS
Eurodollar Rate	0.75%	1.00%	1.25%	1.50%	1.75%	2.00%
Floating Rote	0%	0%	0%	0.0%	0.25%	0.50%

APPLICABLE MARGIN	LEVEL I STATUS	LEVEL II STATUS	LEVEL III STATUS	LEVEL IV STATUS	LEVEL V STATUS	LEVEL VI STATUS
LC Fee	0.75%	1.00%	1.25%	1.50%	1.75%	2.00%
Commitment Fee	0.175%	0.20%	0.225%	0.275%	0.325%	0.375%

For the purposes of this Schedule, the following terms have the following meanings, subject to the final paragraph of this Schedule:

“Financials” means the annual or quarterly financial statements of Parent delivered pursuant to Section 6.1(a) or (b).

“Level I Status” exists at any date if, as of the last day of the fiscal quarter of Parent referred to in the most recent Financials, the Leverage Ratio is less than 1.00 to 1.00.

“Level II Status” exists at any date if, as of the last day of the fiscal quarter of Parent referred to in the most recent Financials, (i) the Borrower has not qualified for Level I Status and (ii) the Leverage Ratio is less than 1.50 to 1.00.

“Level III Status” exists at any date if, as of the last day of the fiscal quarter of Parent referred to in the most recent Financials, (i) the Borrower has not qualified for Level I Status or Level II Status and (ii) the Leverage Ratio is less than 2.00 to 1.00.

“Level IV Status” exists at any date if, as of the last day of the fiscal quarter of Parent referred to in the most recent Financials, (i) the Borrower has not qualified for Level I Status, Level II Status or Level III Status and (ii) the Leverage Ratio is less than 2.50 to 1.00.

“Level V Status” exists at any date if, as of the last day of the fiscal quarter of Parent referred to in the most recent Financials, (i) the Borrower has not qualified for Level I Status, Level It Status, Level III Status or Level IV Status and (ii) either (A) the Subordinated Indebtedness Condition shall not exist and the Leverage Ratio is greater than or equal to 2.50 to 1.00 or (B) the Subordinated Indebtedness Condition shall exist and the Leverage Ratio is less than 3.00 to 1.00.

“Level VI Status” exists at any date, if the Borrower has not qualified for Level I Status, Level II Status, Level III Status, Level IV or Level V Status and the Subordinated Indebtedness Condition shall exist.

“Status” means Level I Status, Level II Status, Level III Status, Level IV Status, Level V or Level VI Status.

The Applicable Margin and Applicable Fee Rate shall be determined in accordance with the foregoing table based on the Parent's Status as reflected in the then most recent Financials. Adjustments, if any, to the Applicable Margin or Applicable Fee Rate shall be effective five Business Days after the Agent has received the applicable Financials. If the Parent fails to deliver the Financials to the Agent at the time required pursuant to Section 6.1 then the Applicable Margin and Applicable Fee Rate shall be the highest Applicable Margin and Applicable Fee Rate set forth in the foregoing table until five days after such Financials are so delivered.